                                                                     EXHIBIT 2.1

                                    PLAN OF
                     REORGANIZATION AND AGREEMENT OF MERGER


     This Plan of Reorganization and Agreement of Merger ("Agreement") dated as of the _____, day of _________________, 1997, by and among FIRST NATIONAL BANK OF PONTOTOC, a banking association organized under the laws of the United States of America ("First National"), FIRST INTERIM NATIONAL BANK OF PONTOTOC, a banking association organized under the laws of the United State of America ("Interim Bank") and PONTOTOC BANCSHARES CORP., a Mississippi corporation ("Holding Company"):

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, First National and Interim Bank are duly organized and existing under the laws of the United States of America with their principal offices at 19 South Main Street, Pontotoc, County of Pontotoc, Mississippi; and

     WHEREAS, Interim Bank has been organized and has authorized capital stock of $330,000.00, divided into 33,000 shares of common stock of the par value of $10.00 each; on the date hereof, there are no shares of common stock of Interim Bank issued or outstanding; prior to the Effective Date (hereinafter defined), Interim Bank will have 600 shares of common stock issued and outstanding, and immediately prior to the Effective Date, all of such outstanding shares of common stock will be owned by Holding Company; and

     WHEREAS, First National has authorized capital stock of $330,000.00, divided into 33,000 shares of common stock of the par value of $10.00 each, of which 33,000 shares are issued and outstanding; and

     WHEREAS, Holding Company is a business corporation, duly organized and existing under the laws of the State of Mississippi, having its registered office at 19 South Main Street, Pontotoc County, Pontotoc, Mississippi and having its principal place of business at 19 South Main Street, Pontotoc, Mississippi, with authorized stock consisting of 3,000,000 shares of common stock of no par value, of which 1 share is issued and outstanding and 1,000,000 shares of preferred stock of no par value of which 0 shares are issued and outstanding; and

     WHEREAS, the Board of Directors of First National and the Board of Directors of Interim Bank have approved this Agreement, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 USC (S) 215a under which First National shall be merged into Interim Bank and have authorized the execution hereof; and the Board of Directors of Holding Company has approved this
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Agreement, authorizing Holding Company to join in and be bound by this Agreement and authorizing the undertakings and representations herein made by Holding Company including the issuance of common stock after consummation of the reorganization and merger contemplated in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of the proposed reorganization and merger, the terms and conditions of the reorganization and merger, the mode of carrying the same into effect, the manner and basis of exchanging the shares of stock of First National, and such other details and provisions as are deemed necessary, desirable, or proper, the parties hereby agree as follows:

                                   ARTICLE 1.
                           REORGANIZATION AND MERGER

     1.1. First National shall be merged into Interim Bank under the Articles of Association and Charter of Interim Bank at the Effective Date. Interim Bank will be the "receiving association" as that term is used in Section 215a of Title 12 of the United States Code and is herein called the "Surviving Bank" whenever reference is made to it as of the Effective Date or thereafter. The business of Interim Bank shall be that of a national banking association and shall be conducted by Interim Bank at its main office which shall be located at 19 South Main Street, Pontotoc, Mississippi, and at its legally established branches.

     1.2. At the Effective Date, the name of Surviving Bank shall be "First National Bank of Pontotoc." The Articles of Association and Bylaws of the Surviving Bank shall be as set forth in Exhibits A and B, respectively, attached hereto and made a part hereof. The office of First National immediately prior to the reorganization and merger shall become the office of the Surviving Bank.

     1.3. At the Effective Date, the corporate existence of First National and Interim Bank shall be merged into and continued in the Surviving Bank and the Surviving Bank shall be deemed to be the same association as First National and Interim Bank. All rights, franchises and interest of First National and Interim Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the merger without any deed or other instrument of transfer, and the Surviving Bank, without other action, shall hold and enjoy all rights of property, franchises, and interests, and all rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests are held or enjoyed by First National and Interim Bank, respectively, at the time the merger becomes effective.

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     1.4.  At the Effective Date, the Surviving Bank shall be liable for all liabilities of First National and Interim Bank; all deposits, debts, liabilities, obligations and contracts of First National and of Interim Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of First National or Interim Bank, as the case may be, shall be those of the Surviving Bank, and shall not be released or impaired by the merger; and all rights of creditors and other obligees and all liens on property of either First National or Interim Bank shall be preserved unimpaired.

     1.5. The directors, advisory directors and officers of the Surviving Bank at the Effective Date shall be those persons who are directors or advisory directors and officers, respectively, of First National immediately before the Effective Date. The committees of the Board of Directors of the Surviving Bank at the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of First National as they exist immediately before the Effective Date. The committees of officers of the Surviving Bank at the Effective Date shall be the same as, and shall be composed of the same officers who were serving on the committees of officers of First National as they exist immediately before the Effective Date.

     1.6. Other than the Bylaws of First National, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of First National and Interim Bank, their respective shareholders, Board of Directors, committees elected or appointed by their Boards of Directors, officers and agents, which were valid and effective immediately before the Effective Date shall be taken for all purposes at and after the Effective Date as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Bank and shall be effective and binding thereon as the same were with respect to First National and Interim Bank immediately before the Effective Date.

                                   ARTICLE 2.
                CONVERSION, EXCHANGE, AND CANCELLATION OF SHARES

     2.1. The manner of converting and exchanging the issued and outstanding shares of common stock of First National into shares of common stock of Holding Company shall be as hereafter provided in this Article 2.

     2.2.  At the Effective Date:

     (a) Except as provided below, each issued and outstanding share of common stock of First National shall, by virtue of the reorganization and merger and

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without any action on the part of the holder thereof, be converted into and exchangeable for 10 shares of common stock of Holding Company. From and after the Effective Date, each outstanding stock certificate theretofore representing shares of First National common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Holding Company common stock into which such shares of First National common stock shall have been converted. First National stock certificates shall be exchanged for Holding Company stock certificates in the manner set forth in Section 2.3 below;

     (b) Holding Company shall repurchase at the original selling price any shares of Holding Company common stock owned by the Incorporators and Directors of Holding Company immediately prior to the Effective Date and such shares of common stock of Holding Company shall be cancelled;

     (c) Surviving Bank shall issue to Holding Company 33,000 shares of its common stock.

     (d) All certificates which before the Effective Date evidenced the share of Interim Bank common stock owned by the Holding Company immediately before the Effective Date shall be cancelled on the Effective Date.

     2.3. (a) As soon as practicable but in any event within six (6) months after the Effective Date, First National shareholders (other than Holding Company) will be issued the number of shares of Holding Company common stock into which such shares of First National common stock shall have been converted as described in Section 2.2(a) above and Holding Company shall mail to each holder of record of a certificate or certificates representing outstanding shares of First National common stock ("Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Holding Company) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Holding Company common stock. Upon surrender of a Certificate for exchange and cancellation to Holding Company together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing shares of Holding Company common stock and the Certificate so surrendered shall forthwith be cancelled.

     (b) No dividends or other distributions declared after the Effective Date with respect to Holding Company common stock or First National common stock shall be distributed by Holding Company to the holder of any unsurrendered Certificate (other than Holding Company) until the holder thereof shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any

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such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holding Company common stock exchanged for such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Holding Company common stock for which his or her First National common stock are exchanged.

     (c) If any certificate representing shares of Holding Company common stock is to be transferred in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the transfer thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Holding Company in advance any transfer or other taxes required by reason of the transfer of a certificate representing shares of Holding Company common stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Holding Company that such tax has been paid or is not payable.

     (d) After the Effective Date there shall be no transfers on the stock transfer books of First National of the shares of First National common stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to First National, they shall be cancelled and exchanged for certificates representing shares of Holding Company common stock as provided in this Article 2.

     (e) Replacements for any such Certificates which have been stolen or lost may be obtained according to the usual procedures of First National in order to permit the surrender of such replacement Certificates.

     2.4. On the Effective Date, all shares of First National common stock owned by Holding Company shall be cancelled and such shares shall not be converted into shares of Holding Company as provided above.

                                   ARTICLE 3.
                               DISSENTERS' RIGHTS

     Any shareholder of First National who has voted against the merger at the meeting of the shareholders of the bank or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when the merger shall be approved by the Comptroller of the Currency upon written request made to the Surviving Bank at any time before 30 days after the consummation of the merger, accompanied by the surrender of his stock certificate. The value of the shares of any

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dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the Surviving Bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant. If, within 90 days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as hereafter provided, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by the Surviving Bank. The value of the shares ascertained shall be promptly paid in cash to the dissenting shareholders by the Surviving Bank. The shares of stock of the Surviving Bank which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the Surviving Bank at an advertised public auction, and the Surviving Bank shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as the Board of Directors of the Surviving Bank by resolution shall determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sale price shall be paid to such dissenting shareholders.

                                   ARTICLE 4.
               REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

     Holding Company hereby represents and warrants as follows:

     4.1. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.

     4.2. Holding Company has no subsidiaries at the date of this Agreement other than Interim Bank. Between the date hereof and the Effective Date, Holding Company will not create or acquire any additional subsidiaries, without the consent of First National.

     4.3. Holding Company has caused Interim Bank to be organized with an aggregate of 33,000 shares of authorized common stock, and immediately prior to

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the Effective Date, Holding Company will own 600 shares of the common stock of
Interim Bank. No other person or entity shall own any shares of the common stock of Interim Bank immediately preceding the Effective Date.

     4.4. The authorized capital stock of Holding Company consists, as of the date hereof, of 3,000,000 shares of common stock, no par value and 1,000,000
shares of preferred stock, no par value.   One share of common stock of Holding
Company has been issued to Buddy R. Montgomery, as President of First National, for purposes of organizing the Holding Company. On the Effective Date, Holding Company shall repurchase all shares outstanding before the Effective Date at the issue price. Except for such shares issued to Mr. Montgomery, Holding Company does not have any shares of its common stock or preferred stock issued or outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its common or preferred stock.

     4.5. Compliance with the terms and provisions of this Agreement by Holding Company will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Holding Company is a party, or constitute a default thereunder.

     4.6. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of Holding Company.

     4.7. Holding Company has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement.

     4.8. On or prior to the Effective Date, Holding Company will take such action and execute and deliver all such agreements and other documents, and duly reserve for issuance all such shares of common stock of Holding Company as may be necessary to effectuate the provisions of this Agreement. All such shares of common stock of Holding Company when delivered, will be duly authorized, validly issued and outstanding, fully paid and nonassessable, and will be voting stock of Holding Company.

                                   ARTICLE 5.
                REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL

     First National hereby represents and warrants as follows:

     5.1. First National is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has

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corporate power and is duly authorized to carry on its business as it is now being conducted.

     5.2. The authorized capital stock of First National consists of the date hereof of 33,000 shares of common stock, $10.00 par value per share, of which 33,000 shares are issued and outstanding.

     5.3. First National has no subsidiaries. First National will not organize or acquire any subsidiaries prior to the Effective Date.

     5.4. Compliance with the terms and provisions of this Agreement by First National will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which First National is a party or constitute a default thereunder.

     5.5. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of First National.

     5.6. First National has complete and unrestricted power to enter into and consummate the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                 REPRESENTATIONS AND WARRANTIES OF INTERIM BANK

     Interim Bank hereby represents and warrants as follows:

     6.1. Interim Bank is a national banking association, and immediately before the Effective Date, will be duly organized, validly existing and in good standing under the laws of the United States of America, and will have corporate power and will be duly authorized to carry on its business as then being conducted.

     6.2. The authorized capital stock of Interim Bank consists of 33,000 shares of common stock, $10.00 par value per share, of which immediately prior to the Effective Date 600 shares will be validly issued and outstanding. Except as may be contemplated by this Agreement, Interim Bank does not have any outstanding subscriptions, options, or other arrangements or commitments obligating Interim Bank to issue any shares of its common stock.

     6.3. Compliance with the terms and provisions of this Agreement by Interim Bank will not conflict or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or

                                      -8-
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governmental authority, domestic or foreign, or of any agreement or instrument to which Interim Bank is a party, or constitute a default thereunder.

     6.4. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of Interim Bank.

     6.5. Interim Bank has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 7.
             OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

     7.1. As soon as practicable, this Agreement shall be duly submitted to the shareholders of First National and Interim Bank for the purpose of considering and acting upon this Agreement in the manner required by law and their respective Articles of Association. Each such bank shall use its best efforts to obtain the requisite approval by its shareholders of this Agreement and the transactions contemplated herein and after obtaining such approval, such banks, through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers necessary, and such banks shall take every reasonable and necessary step and action to comply with and to secure each approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.

     7.2. Holding Company will cause to be filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, relating to the solicitation by First National of its shareholders' proxies for approval of the reorganization and merger and the transactions contemplated herein, and shall use its best efforts to cause such Registration Statement or such other filings or documents as may be required to be qualified or exempted under the Blue Sky Laws of Mississippi and of any other state in which it deems such qualification or exemption required.

                                   ARTICLE 8.
                    CONDITIONS PRECEDENT TO THE CONSUMMATION
                        OF THE REORGANIZATION AND MERGER

     The obligations of the parties hereto to consummate the reorganization and merger contemplated hereby shall be subject to the conditions that on or before the Effective Date:

     8.1. Interim Bank shall have issued and sold an aggregate of 600 shares of its common stock all of which shares shall be owned by the Holding Company.

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     8.2.  Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

     8.3. This Agreement and the reorganization and merger and related transactions contemplated hereby shall have been duly and validly authorized, approved, and adopted, at a meeting of shareholders by the holders of not less than two-thirds of the shares of common stock of First National and shall have been approved by the holders of not less than two-thirds of the shares of common stock of Interim Bank.

     8.4. All required orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the Board of Governors of the Federal Reserve System, and the Comptroller of the Currency, granting the authority necessary for consummation of the transactions contemplated by this Agreement and all other requirements prescribed by law and the rules and regulations of any other regulatory authority shall have been satisfied.

     8.5. First National shall have received from its counsel an opinion, to the effect that:

     (a) Neither First National, Interim Bank nor the Holding Company will recognize any gain or loss as a result of the reorganization;

     (b) No gain or loss will be recognized to the shareholders of First National upon conversion of their shares; the tax basis of shares of the Holding Company's Common Stock received in the reorganization will be the same as the tax basis of the shares of First National's Common Stock previously owned; and if the shares of First National's Common Stock were held as capital assets, the holding period of the shares of Holding Company's Common Stock received will include the holding period of the shares of First National's Common Stock exchanged therefor; and

     (c) A shareholder of First National who exercises his rights as a dissenter and thereby receives cash for his shares will recognize income, gain or loss measured by the difference between the amount of cash received and the tax basis of his shares of First National's Common Stock, subject to the provisions of Code Section 302. Such distributions will generally be treated as capital gain or loss if the shares were held as capital assets. However, a dissenting shareholder must take into account the effect that Sections 302 and 318 of the Code may have in determining consequences of the transaction if he receives only cash,

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         which could cause the distributions to be treated as ordinary income or, possibly, as a dividend to the dissenter.

     8.6. No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the reorganization and merger, contemplated herein, or which might restrict the operation of the business of the Surviving Bank or the ownership of the common stock of the Surviving Bank or the exercise of any rights with respect thereto by Holding Company or to subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their directors or officers have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have ben advised by counsel that, in the opinion of counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.


                                   ARTICLE 9.
                        ADDITIONAL CONDITIONS PRECEDENT

     9.1. Each obligation of Holding Company and Interim Bank to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

     (a) The representations and warranties made by First National and Interim Bank in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date;

     (b) Holding Company shall have received a favorable opinion of Phelps Dunbar, L.L.P. in form and substance satisfactory to it that:

     (i) First National is a duly organized, and validly existing national banking association under the laws of the United States of America;

     (ii) the execution and delivery of this Agreement did not, and the consummation of the reorganization and merger contemplated hereby will not, violate any provisions of the Articles of Association of First National;

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     (iii) Interim Bank is a duly organized and validly existing national banking association under the laws of the United States of America.

      (iv) the execution and delivery of this Agreement did not, and the consummation of the reorganization and merger contemplated hereby will not, violate any provisions of the Articles of Association or Bylaws of Interim Bank; and

       (v) The Board of Directors and shareholders of First National and Interim Bank have taken all corporate action required by their respective Articles of Association and Bylaws and by the applicable banking laws to authorize the execution and delivery of this Agreement and to approve the reorganization and merger in accordance with the terms of this Agreement; First National and Interim Bank have obtained the requisite approvals from the Board of Governors of the Federal Reserve System and other regulatory bodies to whom First National and Interim Bank are subject, to consummate the reorganization and merger contemplated by this Agreement; and this Agreement is a legal, valid and binding agreement of First National and Interim Bank in accordance with its terms.

     9.2. Each obligation of First National to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

     (a) The representations and warranties made by Holding Company and by Interim Bank contained in this Agreement shall be true as though such representations and warranties had been made or given at and as of the Effective Date;

     (b) This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted by the Board of Directors of Holding Company and the shareholders of Interim Bank;

     (c) First National shall have received a favorable opinion of Phelps Dunbar, L.L.P. in form and substance satisfactory to First National that:

     (i) Holding Company is duly organized, validly existing and in good standing under the laws of the State of Mississippi, and its authorized and issued common stock and preferred stock as of the Effective Date is as stated in this Agreement;

     (ii) Holding Company has corporate power to execute and deliver this Agreement; the Board of Directors of Holding Company has taken all action required by its Articles of Incorporation and Bylaws to authorize such execution and delivery, to approve the reorganization and merger contemplated hereby, and to authorize the issuance of the shares of Holding Company stock necessary to consummate the reorganization and merger; and this Agreement is a legal, valid and binding agreement of Holding Company in accordance with its terms;

     (iii) The shares of common stock of Holding Company to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered as contemplated by this Agreement, will have been legally and validly issued and will be fully paid and nonassessable;

      (iv) Interim Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and its authorized and issued common stock is as stated in this Agreement; and

       (v) Interim Bank has corporate power to execute and deliver this Agreement; the Board of Directors and the shareholders of Interim Bank have taken all action required by its Articles of Association and Bylaws and by the applicable banking laws to authorize such execution and delivery and to approve the reorganization and merger; and this Agreement is a legal, valid and binding agreement of Interim Bank in accordance with its terms.

                                   ARTICLE 10.
                                   AMENDMENTS

     First National, Holding Company, and Interim Bank, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption hereof by shareholders of First National and Interim Bank, provided, however, that no such amendment, modification or supplement shall change the number of shares of common stock of Holding Company to be issued and exchanged for each share of common stock of First National or the exchange rate, except by the affirmative action of such shareholders as required by law and by the Articles of Association of First National.

                                  ARTICLE 11.
                          TERMINATION AND ABANDONMENT

     11.1. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the reorganization and merger abandoned at

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any time (whether before or after the approval and adoption thereof by the shareholders of First National and Interim Bank) prior to the Effective Date:

     (a) By mutual consent of the parties hereto;

     (b) By Holding Company or Interim Bank if any condition set forth in paragraphs 8.1 and through 8.6 of Article 8 and paragraph 9.1 of Article 9 has not been met or has not been waived;

     (c) By First National if any condition set forth in paragraphs 8.1 through
8.6 of Article 8 and paragraph 9.2 of Article 9 has not been met or has not been waived;

     (d) By Holding Company or Interim Bank if it or they shall have discovered any material error, misstatement or omission in the representations and warranties of First National contained herein;

     (e) By First National if it shall have discovered any material error, misstatement or omission in the representations and warranties of Holding Company or Interim Bank contained herein;

     (f) For any other reason consummation of the merger is inadvisable in the opinion of the Board of Directors of Holding Company, First National or Interim Bank.

     11.2. An election by a party hereto to terminate this Agreement and abandon the reorganization and merger as provided in paragraph 11.1 shall be exercised on behalf of such corporation or bank by its Board of Directors and shall become effective when conveyed in writing and received by the other parties hereto.

     11.3. In the event of the termination of this Agreement pursuant to the provisions of paragraph 11.1 hereof, the same shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders in respect of this Agreement.

     11.4. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken only if, in the judgment of the Board of Directors or the officer taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the shareholders of First National.

                                  ARTICLE 12.
                                 EFFECTIVE DATE

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, including receipt of the approval of the Board of Governors of the Federal Reserve System, the reorganization and merger shall become effective at the time specified in the "Certificate Approving Merger" received from the Comptroller of the Currency, approving the reorganization and merger (such time being herein called the "Effective Date") and if no time be specified in said certificate, then the Effective Date shall be the time of the opening of business on the day specified in said certificate.

                                  ARTICLE 13.
                       TERMINATION OF REPRESENTATIONS AND
                       WARRANTIES AND CERTAIN AGREEMENTS

     The respective representations, warranties, covenants, and agreements of the parties hereto shall expire with, and be terminated and extinguished by, the reorganization and merger contemplated by and pursuant to this Agreement at the time of the consummation thereof at the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant, or agreement shall be to elect not to proceed with the reorganization and merger if such breach has resulted in failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.

                                  ARTICLE 14.
                          OFFICE AND BRANCH LOCATIONS

     The name and current location of the office and each branch of First National is as follows:

     First National Bank of Pontotoc
     Administrative Office
     19 South Main Street
     Pontotoc, Mississippi  38863

     Branch Office
     158 Highway 15 North
     Pontotoc, Mississippi  38863

     Interim Bank has no offices. The office and branches of the Surviving Bank will be at the same locations as set forth above as the office and branches of First National.

                                  ARTICLE 15.
                             DIRECTORS AND OFFICERS

     The Board of Directors and officers of the Surviving Bank upon the Effective Date shall consist of all persons who are directors and officers of First National immediately before the Effective Date.

                                  ARTICLE 16.
                                 MISCELLANEOUS

     16.1. This Agreement embodies the entire agreement among the parties and there have been no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

     16.2. Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed or sent by prepaid telegram and addressed as follows:

If to First National Bank of Pontotoc:

     First National Bank of Pontotoc
     P. O. Box 29
     19 South Main Street
     Pontotoc, Mississippi  38863-0029
     Attention:  President


If to Interim Bank:

     First Interim National Bank of Pontotoc
     P. O. Box 29
     19 South Main Street
     Pontotoc, Mississippi  38863-0029
     Attention:  President


If to Holding Company:

     Pontotoc BancShares Corp.
     P. O. Box 29
     19 South Main Street
     Pontotoc, Mississippi  38863-0029
     Attention:  President

     16.3. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

     16.4. Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.


     IN WITNESS WHEREOF, First National, Interim Bank and Holding Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals affixed hereto, and directors constituting a majority of the Board of Directors of each such bank have hereunto subscribed their names.

                                  FIRST NATIONAL BANK OF PONTOTOC


                              By: _______________________________
                                  Buddy R. Montgomery, President

(SEAL)

ATTEST:


__________________________
Larry Russell, Secretary


--------------------------        --------------------------------
Anna Berryhill                    Buddy R. Montgomery


--------------------------        --------------------------------
Larry Russell                     Michael Simon


--------------------------        --------------------------------
Charles D. Thomas                 J. Lowell Whitworth





     A majority of the directors of First National Bank of Pontotoc.

                              FIRST INTERIM NATIONAL BANK
                              OF PONTOTOC


                              By: _________________________________
                                  Buddy R. Montgomery, President

(SEAL)

ATTEST:


__________________________
Larry Russell, Secretary


--------------------------        --------------------------------
Anna Berryhill                    Buddy R. Montgomery


--------------------------        --------------------------------
Larry Russell                     Michael Simon


--------------------------        --------------------------------
Charles D. Thomas                 J. Lowell Whitworth





     A majority of the directors of First Interim National Bank of Pontotoc.

                              PONTOTOC BANCSHARES CORP.


                              By: _______________________________
                                  Buddy R. Montgomery, President
(SEAL)


ATTEST:


__________________________
Larry Russell, Secretary


--------------------------        --------------------------------
Anna Berryhill                    Buddy R. Montgomery


--------------------------        --------------------------------
Larry Russell                     Michael Simon


--------------------------        --------------------------------
Charles D. Thomas                 J. Lowell Whitworth


     A majority of the directors of Pontotoc BancShares Corp.

                          ARTICLES OF ASSOCIATION OF
                    FIRST INTERIM NATIONAL BANK OF PONTOTOC




                                   EXHIBIT A

                                   BYLAWS OF
                    FIRST INTERIM NATIONAL BANK OF PONTOTOC




                                   EXHIBIT B